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                                                                     Exhibit 2.3

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of and effective as of this 31st day of March, 2005 (the "Effective Date") by and between E-DENTIFICATION, INC., a Delaware corporation ("Seller"), EDENTIFY, INC., a Delaware corporation ("Buyer").

                                    RECITALS

     A. Seller owns technology and software applications therefrom used for the purpose of reducing fraud and enhancing individual privacy through identity verification, particularly in the financial services and health insurer industries (the "Business").

     B. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller certain of the Seller's assets, including without limitation, the technology and software described in Patent Application No. 09/489,111 (the "Patent"), allowed by the U.S. Patent and Trade Mark Office and related technology (collectively, the "Verification Technology") and all, right, title and interest therein (hereinafter, the "Acquisition").

     C. Buyer has delivered to Seller and Seller is currently using and in possession of the Patent and Verification Technology.

     D. The parties hereto desire to set forth the definitive terms and conditions upon which Seller shall sell, and Buyer shall purchase, certain assets of Seller identified herein.

     E. Following the Closing (as such term is defined in SECTION 4.5 hereof) of the Acquisition, Purchaser intends to consummate a reverse merger into a "shell" corporation (the "Merger"), whose shares of common stock are registered under Exchange Act of 1934 (the "Surviving Corporation"). Prior to the Merger, it is contemplated that the target shell shall have completed a 10-for-1 reverse stock split of its then issued and outstanding stock. In addition, contemporaneously with or after the Merger, the Surviving Corporation intends to consummate a financing consisting of the issuance and sale (or series of issuances and sales) of equity securities or debt or equity securities convertible into equity securities for an aggregate consideration of not less than One Million dollars ($1,000,000) (the "Qualified Financing"). The parties anticipate that the Qualified Financing shall be consummated, but there is no assurance that this or any other financing will be consummated under or in connection with this Agreement.

     NOW THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer and Buyer hereby

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purchases from Seller all of Seller's right, title and interest in the following assets (collectively, the "Assets"):

          (a) the Verification Technology, the Patent, all source code and object code, if any, and all human readable forms of the Verification Technology, including all existing documentation thereto necessary for Buyer or Buyer's designee to fully utilize, modify and maintain the Verification Technology, all revisions, modifications, enhancements, abridgements, condensations or expansions, improvements, additions, updates, upgrades, conversions, corrections, maintenance releases, new minor versions, new major versions and replacement produces, of or for the Verification Technology, if any, or any form in which such technology or software has been or may be recast, transformed, or adapted, and all other such technology, software or integration applications, all trade secrets, confidential business information, formulas, inventions, know-how, research and development information, plans, and technical, financial, marketing and business data, manuals, pricing and cost information and all other intellectual property, including all patents, copyrights, trademarks, internet domain names and applications used in the operation of, or developed as part of, the Business, or related to, or associated with, the Business, the Verification Technology, or the Patent, including but not limited to the intellectual property identified in SCHEDULE
1.1 (A) (collectively, the "Intellectual Property");

          (b) all contracts, agreements, options, leases, licenses (whether Seller is the Licensor or Licensee), sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party or is otherwise bound, as identified on SCHEDULE 1.1 (B) (the "Contracts");

          (c) all the Books and Records, relating to the Assets and Assumed Liabilities (hereinafter defined), the names and last known addresses of the developers of the Verification Technology, media containing the Verification Technology or confirmation regarding the electronic data transfer of all of the Verification Technology in forms reasonably acceptable to Buyer; and, all documentation, including user manuals, installation manuals, and technical manuals for the Verification Technology and any other documents, literature and writings describing the features and functions of the Verification Technology, including without limitation, marketing materials and copies of all other documents as are necessary or desirable to operate the Business of the Seller and to consummate the Merger, which shall be delivered to Buyer on the Effective Date (provided that, Seller shall keep its corporate minute books, stock ledger and stock books, books and records relating to the Excluded Assets and Excluded Liabilities (each hereinafter defined) and copies of all other documents necessary or desirable to implement the wind down of Seller's remaining business);

          (d) all rights, if any, of Seller under express or implied warranties from suppliers or contractors with respect to the Assets;

          (e) all of Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off relating to the Assets; and

          (f) all goodwill of Seller's Business as a going concern.


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     1.2 EXCLUDED ASSETS. Except as set forth in Section 1.1 no other assets of the Seller shall be included in the Assets (the "Excluded Assets").

     1.3 ASSUMED LIABILITIES. Buyer agrees to assume on the Closing only those liabilities and obligations of Seller listed on SCHEDULE 1.3 (the "Assumed Liabilities"). Notwithstanding the foregoing, Buyer shall assume all obligations relating to the maintenance of the Intellectual Property and the Contracts following the Closing Date (as such term is defined in paragraph 4.5 hereof). Buyer further agrees to enter into a Novation Agreement with John Schwartz in substantially the form attached hereto as EXHIBIT "B".

     1.4 CLOSING. The consummation of the Acquisition of the Assets will occur simultaneously with the execution and delivery this Agreement on the Effective Date.

     1.5 EXCLUDED LIABILITIES. Except as set forth in SECTION 1.3, no other liabilities of the Seller shall be included in the Assumed Liabilities (the "Excluded Liabilities").

     1.6 PURCHASE PRICE. The aggregate consideration to be paid for the Assets by Buyer (the "Purchase Price") shall be One Hundred Thousand dollars ($100,000) (hereinafter the "Cash Consideration") to be paid to the Seller as follows:

          (a) Prior to or at Closing, Buyer shall have made the following deposits to Seller or payments on behalf of Seller in payment of debts, fees and costs owed by Seller to creditors or in connection with this transaction: (i) $5,342.50 on December 31, 2004; (ii) $8,900.00 on January 31, 2005; (iii)
$6,235.00 on March 22, 2005; (iv) $2,693.46 on March 28, 2005; and (v) $7,250 on
March 28, 2005 for a total deposit of $30,420.96 (collectively, the "Deposits") to Seller. The Deposits shall be credited towards the Cash Consideration;

          (b) At the Closing of the Acquisition, Buyer shall pay, by certified check or wire transfer the sum of Nineteen Thousand Five Hundred Seventy-Nine Dollars and Four Cents ($19,579.04) to Seller or to third party nominees of, and on behalf of Seller to satisfy certain Excluded Liabilities;

          (c) After Closing but prior to April 30, 2005, Buyer shall pay the sum of Ten Thousand Five Hundred Dollars and no Cents ($10,500.00) to O'Melveny & Myers LLP for legal fees incurred by Seller or Seller's nominees in connection with this transaction and assumed at Closing by Buyer and shall be credited towards the Cash Consideration;

          (d) After Closing but prior to June 30, 2005 Buyer shall pay the sum of Seven Thousand Two Hundred Fifty Dollars and no Cents ($7,250.00), representing obligations incurred in connection with this transaction that have been assumed at Closing by Buyer and shall be credited towards the Cash Consideration;

          (e) Upon the later of (i) completion and acceptance by a major data aggregator of a Request for Proposal (RFP) from Buyer, or if Buyer otherwise reaches agreement with a major data aggregator and Buyer enters into an agreement to perform a beta test with a Qualified Prospect ("Qualified Prospects" are those parties or persons listed on SCHEDULE 1.6 (A) hereto), or
(ii) 90 days, Buyer shall pay, by certified check or wire transfer, the sum of Thirty-Two


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Thousand Two Hundred Fifty Dollars and no Cents ($32,250.00) to Seller or to
third party nominees of, and on behalf of, Seller to satisfy certain Excluded Liabilities;

          (f) All payments to be made to third party nominees of the Seller shall be paid subject to and only upon delivery of a full satisfaction and release in favor of Seller, its successors and assigns and Buyer, executed by each third party nominee identified on SCHEDULE 1.6 (B) ("Third Party Nominees"), in the form attached hereto as EXHIBIT A ("Satisfaction and Release"). The Seller waives payment of any and all consideration provided to be paid to Third Party Nominees hereunder in the event that any Third Party Nominee fails to deliver an executed Satisfaction and Release at Closing;

          (g) On the effective date of the closing of the Merger, Buyer shall issue to Seller shares of stock, par value $0.001, equal to 4.767% of the issued and outstanding shares of common stock of the Surviving Corporation prior to consummation of the Qualified Financing, and subject to adjustment as provided below (the "Common Stock"), and warrants to purchase shares of common stock of the Surviving Corporation (the "Warrants"), which, if exercised as of the date the warrants are issued, will be exercisable to purchase 41.65% of the number of shares of Common Stock (the "Warrant Shares") (Common Stock and Warrants referred to herein collectively as the "Securities Consideration");

          (h) The Warrants will have a term of three (3) years. One half (1/2) of the Warrants will have an exercise price of $5.00 per share of Common Stock and one half (1/2) of the Warrants will have an exercise price of $7.50 per share of Common Stock;

          (i) The Securities Consideration will be subject to Rule 144 promulgated under the Securities Act of 1933; and

          (j) An illustration of the capitalization of the Surviving Corporation upon consummation of the Merger and prior to the Qualified Financing is set forth on SCHEDULE 1.6 (J) hereto. If the shareholders of the Buyer, pre-Merger, wind up with a different percentage of the Common Stock in the Surviving Corporation as a result of the Merger, then the number of shares of such Common Stock and the number of shares of such Common Stock issued upon exercise of the Warrants and the stock options to employees and consultants such Common Stock to be held by the Seller and the Employees (hereinafter defined) and the Consultant (hereinafter defined) will be adjusted accordingly, together with the exercise prices therefore, in the manner illustrated on SCHEDULE 1.6 (J) hereto.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller makes the representations and warranties to the Buyer contained in this Article II as of the Closing Date and all of the representations and warranties of the Seller shall survive for a period of six (6) months following the execution of this Agreement.

     2.1 ORGANIZATION, POWER AND QUALIFICATIONS OF THE SELLER. The Seller represents and warrants to Buyer that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware; and (b) Seller has the full power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby (the "Transaction"). The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the Seller, no other authorization being necessary; and this Agreement has been duly executed and delivered by the Seller.

     2.2 NO VIOLATION. The Seller represents and warrants to Buyer that the execution and delivery of this Agreement, and the consummation of the Transaction shall not violate or result in a breach of any provision of the Seller's articles of incorporation or bylaws; and that the execution and delivery by the Seller of this Agreement, and the consummation of the Transaction shall not (a) result in a default or give rise to a right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Assets may be bound; or (b) violate any law or regulation, or any judgment, order or decree of any governmental authority.

     2.3 CONSENTS, APPROVALS. The Seller represents and warrants to Buyer that, to Seller's Knowledge, no consent, approval, notification, filing or registration with any third party, including without limitation any governmental authority, is required to be obtained or made by the Seller (a) in connection with the Acquisition, including but not limited to the assignment and transfer of all right, title and interest in and to the Patent and the Verification Technology, other than the consents or permits set forth on SCHEDULE 2.3 hereto, or (b) to avoid the loss of any license or the violation, breach or termination of, or any default under, or the creation of any lien on any Asset pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Seller or to which any Asset may be subject.

     2.4 ABSENCE OF CHANGE. The Seller represents and warrants to Buyer there has not been: (a) any license, sale, transfer, pledge, mortgage or other disposition or encumbrance of the Assets; or (b) any action by the Seller or any other occurrence, or any other party or person (to the Seller's Knowledge), that would materially impair Buyer's ability to enjoy the full use and the ability to commercialize and sell the Assets, including without limitation, the Verification Technology and the Patent, after Closing.

     2.5 LITIGATION. Except as set forth in SCHEDULE 2.5, the Seller represents and warrants to Buyer that, to Seller's Knowledge, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Assets, whether at law or in equity and whether civil or criminal in nature, before any governmental authority or arbitrator. Further, except as set forth in SCHEDULE 2.5, there are no judgments, orders or decrees of any governmental authority or arbitrator affecting the Seller with respect to the Assets which have not been complied with and/or satisfied in full.

     2.6 TITLE AND CONDITION. Except as set forth on SCHEDULE 2.6, Seller represents and warrants to Buyer that Seller exclusively owns all right, title and interest in and to all of the Assets, including without limitation the Verification Technology and the Patent, free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges and other encumbrances of any kind and that it has the right to transfer, convey and assign the Assets, and the instruments of transfer, conveyance and assignment to be executed and delivered by Seller to Buyer at the Closing, shall be valid and binding obligations of Seller.


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

     2.7 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 2.7, Seller represents and warrants to Buyer that it exclusively owns all right, title and interest in and to, all the Intellectual Property and there are no claims or proceedings pending or, to Seller's Knowledge, threatened, against Seller with regard to its exercise of the rights appurtenant to the Intellectual Property. Seller further represents and warrants, that to Seller's Knowledge: (a) the Intellectual Property does not infringe any patent, copyright, trademark, trade secret, license or any other proprietary right of any third party; (b) Seller has the right to transfer, assign and sell all the rights set forth in this Agreement in connection with the Intellectual Property to Buyer; (c) all the Intellectual Property is free and clear of all liens, security interests, charges or encumbrances by third parties; and (d) there are no claims pending or threatened that infringe the rights of any other person and Seller has no Knowledge of any exercise of the rights appurtenant to the Intellectual Property use by it that may, with notice or passage of time, give rise to such a claim. Except as set forth in SCHEDULE 2.7, Seller has not licensed or otherwise assigned the Intellectual Property to any third party and, to Seller's Knowledge, there are no existing infringing uses of the Intellectual Property by any third parties.

     2.8 NO RE-DEVELOPMENT OF INTELLECTUAL PROPERTY. Seller and Owners (those persons that own equity in the Seller and whose names and signatures appear on the signature lines hereto) warrant to Buyer that they shall neither jointly, separately nor individually, redevelop, reengineer, copy, reproduce, recreate, modify, update, improve or use the Assets sold to Buyer in any manner or form whatsoever after the Closing Date, including with out limitation the Verification Technology and all of the Intellectual Property, or any part thereof, and Seller and Owners disclaim any and all rights, title and interest in and to the Intellectual Property and any and all rights to redevelop, reengineer, copy, reproduce, recreate, modify, update, improve or use in any way any and all of the Intellectual Property after the Closing Date.

     2.9 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. Seller represents and warrants to Buyer that all governmental licenses, certificates, permits and approvals required for use of the Assets, including without limitation the Intellectual Property, have been obtained and are in full force and effect. No investigation or review is pending or, to Seller's Knowledge, threatened, by any governmental entity (a) with respect to any alleged violation by Seller of any law, order, regulation, policy or guideline of any government entity related to the Assets, or (b) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the use of the Assets, and Seller has not received notice of such investigation or review.

     2.10 COPY PROTECTION. Seller hereby represents and warrants, there are no copy protections, or similar mechanisms within the Verification Technology or any of the Intellectual Property, which will, either now or in the future, interfere with the sale, assignment and transfer of the Assets, including without limitation all Intellectual Property.

     2.11 PERFORMANCE. Seller hereby represents and warrants that the Verification Technology shall perform substantially in accordance with the documentation and statements made thereto.

     2.12 FULL DISCLOSURE. The Seller, to its Knowledge, represents and warrants to Buyer that no statement contained herein or in any document, certificate or other writing furnished or to


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

be furnished by the Seller to Buyer pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

     2.13 COMPLIANCE. Seller represents and warrants to Buyer that, to Seller's Knowledge, Seller has not violated or breached or infringed, and is not violating or breaching or infringing, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority relating to (a) the operation of Seller's Business, (b) the development, use and sale of the Intellectual Property, or (c) the use and disclosure of any confidential, private and nonpublic information, including but not limited to the Fair Credit Reporting Act or the Gramm-Leach-Bliley Act.

     2.14 DISCLAIMER OF ANY OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN ARTICLE II OF THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer makes the representations and warranties to the Seller contained in this Article II as of the Date and all of the representations and warranties of the Buyer shall survive only until the six month anniversary of the Effective Date of this Agreement.

     3.1 ORGANIZATION, POWER AND QUALIFICATIONS OF THE BUYER. The Buyer represents and warrants to Seller that (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware and (b) Buyer has the full power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the Buyer, no other authorization being necessary; and this Agreement has been duly executed and delivered by the Buyer.

     3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Buyer consists of 100,000 shares of common stock. As of the close of business on March 25, 2005, 1,000 shares were issued and outstanding. No other capital stock of Buyer is issued or outstanding. All issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities laws. Except as set forth herein and on SCHEDULE 3.2 hereto, as of the date hereof, there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Buyer, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise


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pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Buyer or the ownership thereof.

     3.3 NO VIOLATION. The Buyer represents and warrants to Seller that the execution and delivery of this Agreement, and the consummation of the Acquisition and Merger shall not violate or result in a breach of any provision of the Buyer's articles of incorporation or bylaws; and that the execution and delivery by the Buyer of this Agreement, and the consummation of the Transaction shall not (a) result in a default or give rise to a right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of the Assets may be bound; or (b) violate any law or regulation, or any judgment, order or decree of any governmental authority.

     3.4 CONSENTS, APPROVALS. The Buyer represents and warrants to Seller that, to its Knowledge, no consent, approval, notification, filing or registration with any third party, including without limitation any governmental authority, is required to be obtained or made by the Buyer (a) in connection with the Acquisition or (b) to avoid the loss of any license or the violation, breach or termination of, or any default under, or the creation of any lien on any Asset pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Buyer or to which any Asset may be subject..

     3.5 ABSENCE OF CHANGE. The Buyer represents and warrants to Seller there has not been any event, occurrence, state of circumstances or facts or changes that has had or that may be reasonably expected to prevent, enjoin, alter or delay the Acquisition or prevent the use of the Assets or the operation of the Business by Buyer following the Closing.

     3.6 LITIGATION. Except as set forth in SCHEDULE 3.6, the Buyer represents and warrants to Seller that there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Seller, threatened against the Buyer or any subsidiary, officer, director, employee or agent thereof, whether at law or in equity and whether civil or criminal in nature, before any governmental authority or arbitrator that would reasonably be expected to prevent, enjoin, alter or delay the Transaction. Further, except as set forth in
SCHEDULE 3.6, there are no judgments, orders or decrees of any governmental authority or arbitrator that could hinder or prevent the use of the Assets by Buyer following the Closing.

     3.7 COMPLIANCE WITH APPLICABLE LAWS. Buyer represents and warrants to Seller that Buyer has not violated or breached or infringed, and is not violating or breaching or infringing, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority relating to (a) the authorized stock of the Buyer and (b) the use and disclosure of confidential, private and nonpublic information, including but not limited to the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all applicable state privacy laws.

     3.8 BUYER'S COMMON STOCK. The Common stock to be delivered to Seller, upon issuance, shall have been duly authorized and, when delivered at the Closing, will be validly issued, fully paid and non-assessable, will be free and clear of any encumbrances of any kind, and, except as set forth in this Agreement or any Schedule hereto, or the sale, pledge or other


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disposition thereof is limited by the provisions of the Securities Act and any applicable state blue sky laws, will have been issued in accordance with the Securities Act and any applicable state blue sky laws.

     3.9 AVAILABILITY OF FUNDS. Buyer has obtained funds in an amount sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement and to perform all of its obligations hereunder, including, without limitation, payment of the Purchase Price.

     3.10 FULL DISCLOSURE. The Buyer represents and warrants to Seller that, to its Knowledge, no statement contained herein or in any document, certificate or other writing furnished or to be furnished by the Buyer to Seller pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     4.1 CONSENTS. The Seller shall make and effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the Acquisition, including but not limited to the sale, transfer and assignment of the Verification Technology, the Patent and all other Intellectual Property to Buyer.

     4.2 FURTHER ASSURANCES. The Seller shall use best efforts to implement the provisions of this Agreement, and for such purpose, at the reasonable request of Buyer, on or after the date hereof, without further consideration, promptly execute and deliver or cause to be executed and delivered, an assignment of the Patent and such additional documents as may be necessary to implement any provision of this Agreement.

     4.3 SALES AND TRANSFER TAXES AND FEES. All taxes and fees (including all intangible, documentary, stamp, patent taxes, filing fees and recording fees, if any, but excluding any excise taxes and income tax the Seller may incur) incurred directly as a result of the transfer of the Assets pursuant to this Agreement and the Transaction, shall be borne by the Buyer.

     4.4 PAYMENT OF LIABILITIES. Except as set forth on SCHEDULE 1.3 (Assumed Liabilities), Seller shall pay or otherwise satisfy in the ordinary course of its Business all of its liabilities and obligations with respect to the Assets through the Closing Date.

     4.5 TIME AND PLACE OF CLOSING. The closing of the transactions provided for in this Agreement (the "Closing") shall take place at 10:00 a.m. Eastern Standard Time, on March __, 2005 (the "Closing Date") at the offices of Flamm Boroff and Bacine, 925 Harvest Drive, Suite 220, Blue Bell, Pennsylvania 19422 and may be effected by the exchange of fax copies or overnight delivery of executed documents by the respective parties.

     4.6 DELIVERIES BY THE SELLER. At the Closing, concurrently with the discharge of the other parties' respective Closing obligations, the Seller is delivering to Buyer the following:


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          (a) a certificate of the Secretary of the Seller with respect to the resolutions adopted by the board of directors of the Seller authorizing the transactions contemplated herein;

          (b) a good standing certificate of Seller dated not more than ten (10) days before the Closing Date;

          (c) an assignment of all Assets, including without limitation, the Verification Technology, the Patent and all other Intellectual Property and all consents and or permits required in connection therewith;

          (d) executed copies of the employment agreements by and between the Buyer and Chuck Sokolich and Christopher Williams substantially in the form of EXHIBIT C attached hereto (each an "Employment Agreement") and executed copies of a consulting agreement by and between the Buyer and John F. Ellingson substantially in the form of EXHIBIT D attached hereto ("Consulting Agreement");

          (e) executed copies of all required Satisfaction and Releases; and

          (f) such additional documents as Buyer may reasonably request to effect the transactions contemplated hereby.

     4.7 DELIVERIES BY BUYER TO THE SELLER. At the Closing, concurrently with the discharge of the other parties' Closing obligations, Buyer is delivering to the Seller the following:

          (a) $50,000 in immediately available funds as provided in SECTION 1.6;

          (b) the Securities Consideration as provided in SECTION 1.6(C) and subject to the Indemnity Hold Back;

          (c) a certificate of the Secretary of the Buyer with respect to the resolutions adopted by the board of directors of the Purchaser authorizing the transactions contemplated herein; and

          (d) such additional documents as the Seller may reasonably request to effect the Acquisition and Merger.

     4.8 SURVIVING CORPORATION DISCLOSURES. Seller shall be entitled to all such disclosures as are required by law or regulation to be given to shareholders of the Surviving Corporation.

                                    ARTICLE V
                                 INDEMNIFICATION

     5.1 INDEMNIFICATION BY THE SELLER. After the Closing Date, and subject to the limitations imposed by Section 5.2 below, the Seller and John F. Ellingson ("Ellingson"), jointly and severally, will indemnify and hold harmless Buyer and its officers, directors, employees, agents, representatives, successors and assigns:


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

          (a) for any breach of the representations and warranties set forth in this Agreement, any breach of covenants and agreements, any claim by any party that Buyer is responsible for any Excluded Liabilities, any damages suffered by Buyer on account of Seller failing to satisfy any Excluded Liabilities or to otherwise comply with the Plan.

          (b) from and against any demands, claims, causes of action, administrative orders and notices, judgments, losses, costs, settlements, awards, fines, assessments, liabilities, penalties, response costs, sanctions, taxes, damages (whether direct, indirect or consequential) and expenses (including reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation and defense of claims and actions) (each a "Loss" and collectively, "Losses") sustained or suffered by Buyer and arising out of, resulting from or otherwise relating to any inaccuracy, misrepresentation or breach of any representation or warranty of the Seller contained in this Agreement; and

          (c) for any Losses sustained or suffered by Buyer and arising from any debt, obligation or liability of the Seller not specifically assumed by Buyer pursuant to this Agreement, or the conduct of the business or operation or ownership of the Assets by the Seller during the period Seller operated its Business.

Notwithstanding the foregoing and without limiting anything contained herein to the contrary, Ellingson's liabilities will be limited as to matters for which he has Knowledge and to the total consideration he is to receive as a creditor and stockholder of Seller and as a Consultant to Buyer or the Surviving Corporation.

     5.2 LIMITS ON INDEMNIFICATION. Notwithstanding anything herein to the contrary, but subject to the last paragraph of SECTION 5.1:

          (a) the Seller and Ellingson shall be jointly and severally obligated to indemnify the Buyer for Losses pursuant to SECTION 5.1 only to the extent the aggregate amount of such Losses exceed $25,000; and

          (b) the maximum aggregate liability of Ellingson under this Agreement shall not exceed $750,000 (the "Ellingson Indemnification Cap").

     5.3 INDEMNITY HOLD BACK. The portion of the Securities Consideration not needed to satisfy the Excluded Liabilities and the portion of the Securities Consideration to be received by Ellingson as a creditor and stockholder of Seller shall each be held back for six (6) months from the Closing Date ("Hold Back Period") and shall be forfeited in full only to the extent necessary to satisfy any and all indemnity claims, upon Notice of Claim (defined and as provided below) to Seller and/or Ellingson during such Hold Back Period.

     5.4 INDEMNIFICATION BY THE BUYERS. After the Closing Date the Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, successors and permitted assigns against any Losses sustained or suffered by Seller and arising out of, resulting from, or otherwise relating to any inaccuracy, misrepresentation or breach of any representation or warranty of the Buyer contained in this


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

Agreement. Notwithstanding anything to the contrary herein, the maximum aggregate liability of Buyer under this Agreement shall not exceed $100,000.

     5.5 PROCEDURE FOR CLAIMS. Promptly, but in any event within thirty (30) days after obtaining knowledge of any claims or demands which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (collectively, "Indemnification Claims" and, individually, the "Indemnification Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall give written notice to the party or parties subject to indemnification obligations therefore (the "Indemnifying Party") of such Indemnification Claims (a "Notice of Claim"). A Notice of Claim shall be given with respect to each Indemnification Claim. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the Loss, damage or expense suffered, or which may be suffered, by the Indemnified Party as a result of such Indemnification Claim and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party shall furnish to the Indemnifying Party such information (in reasonable detail) as the Indemnified Party may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

     If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall have fifteen (15) days (or shorter period if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the 15th day) after the date of receipt by the Indemnifying Party of the Notice of Claim (the "Notice Date") to notify the Indemnified Party in writing of the election by the Indemnifying Party to defend the Third Party Claim on behalf of the Indemnified Party.

     If the Indemnifying Party elects to defend a Third Party Claim on behalf of the Indemnified Party, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials in its possession which are reasonably required in the defense of the Third Party Claim and the Indemnifying Party shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Indemnified Party or the Indemnifying Party). In no event may the Indemnifying Party settle or compromise any Third Party Claim without the Indemnified Party's consent, which shall not be unreasonably withheld or delayed.

     If the Indemnifying Party elects to defend a Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim, the Indemnifying Party retaining control of the defense, at the Indemnified Party's expense (and without the right to indemnification for such expense under this Agreement); provided, however, that, the reasonable fees and expenses of counsel retained by the Indemnified Party shall be at the expense of the Indemnifying Party if (a) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (b) within ten (10) days after being advised by the Indemnifying Party of the identity of counsel to be retained to represent the Indemnified Party, the Indemnified Party shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to Indemnifying Party), and the Indemnified Party shall not have retained different counsel reasonably satisfactory to the


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

Indemnified Party; or (c) the Indemnifying Party shall authorize the Indemnified Party to retain separate counsel at the expense of the Indemnifying Party.

     If the Indemnifying Party does not elect to defend a Third Party Claim or does not defend a Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Indemnifying Party, to defend such Third Party Claim.

     To the extent that an Indemnified Party recovers on a Third Party Claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection with such Third Party Claim) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the Indemnified Party.

     Each Indemnified Party shall take commercially reasonable actions to mitigate Losses, including pursuing insurance claims and Third Party Claims, and shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which an Indemnified Person seeks indemnification hereunder.

                                   ARTICLE VI
                               GENERAL PROVISIONS

     6.1 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been validly given (i) if delivered by hand, (ii) if mailed certified or registered mail return receipt requested with postage prepaid or (iii) if sent by overnight delivery by a recognized courier which guaranties next day delivery; addressed as follows.

          If to Buyer:

          Terrence DeFranco
          108 Saucon View Drive
          Bethlehem, PA 18015

          With a copy to:

          Kenneth R. Vennera, Esquire
          Flamm, Boroff & Bacine, P.C.
          925 Harvest Drive, Suite 220
          Blue Bell, PA 19422
          Tel: (215) 239-6074
          Fax: (215) 239-6060


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

          If to Seller, and/or Owners to:

          E-dentification, Inc.
          P.O. Box 62475
          Middleton, Wisconsin 53717
          Attn: John Ellingson

          With a copy to:
          Kenneth G. Kolmin
          Sonnenchein Nath & Rosenthal LLP
          8000 Sears Tower
          Chicago, Illinois 60606
          Tel: (312) 876-3191
          Fax: (312) 876-7934

     The designation of the person to be so notified or the address of such person for the purposes of such Notice may be changed from time to time by similar notice to be effective five (5) business days after such change of address is supplied in accordance with the notice provisions of this Section.

     6.2 SELLER'S KNOWLEDGE. Seller or Ellingson, as the context requires, will be deemed to have "Knowledge" of a particular fact or other matter only if: (a) Seller or Ellingson, as the context requires, is actually aware of such fact or other matter; or (b) Seller or Ellingson, as the context requires, should be reasonably expected to be aware of such fact or other matter.

     6.3 AMENDMENT. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

     6.4 FEES AND EXPENSES. Except as otherwise provided in this Agreement, Buyer and the Seller shall be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and expenses of their representatives) incurred at any time in connection with this Agreement.

     6.5 HEADINGS. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

     6.6 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

     6.8 VENUE. Any action, suit, or other legal proceeding which is commenced in a court of law to resolve any matter arising under or relating to any provision of this Agreement


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shall be commenced only in a federal or state court of or for the state of
Delaware. The Buyer and Seller each consents to the jurisdiction of such a court.

     6.9 ENTIRE AGREEMENT; INCORPORATION OF TERMS. This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof. The introductory language and the recitals are incorporated into this Agreement by reference.

     IN WITNESS WHEREOF the parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date.

                                        E-DENTIFICATION, INC.


                                        By: /s/ John Ellingson
                                            ------------------------------------
                                        Name: John Ellingson
                                        Title: President
                                        Address:
                                                 -------------------------------


                                        EDENTIFY, INC.


                                        By: /s/ Terremce DeFranco
                                            ------------------------------------
                                        Name: Terremce DeFranco
                                        Title: President
                                        Address:
                                                 -------------------------------


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